==========================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

                      Commission File Number:  000-29171

                                 (Check One):

                       [ X ] Form 10-K and Form 10-KSB
                       [   ] Form 11-K
                       [   ] Form 20-F
                       [   ] Form 10-Q and Form 10-QSB
                       [   ] Form N-SAR


For Period Ended:  9/30/07

[   ] Transition Report on Form 10-K and Form 10-KSB

[   ] Transition Report on Form 20-F

[   ] Transition Report on Form 11-K

[   ] Transition Report on Form 10-Q and Form 10-QSB

[   ] Transition Report on Form N-SAR

For the Transition Period Ended:
__________________________________________________________________________

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

==========================================================================
                                     PART I

                             REGISTRANT INFORMATION

Full Name of Registrant: MED GEN INC

Former Name if Applicable: N/A

Address of Principal Executive Office: 7280 W PALMETTO PARK ROAD, SUITE 306

City, State and Zip Code: BOCA RATON, FLORIDA 33433

Phone Number:   561-750-1100

                                    PART II

                             RULE 12b-25(b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate)

[X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X]    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)  The accountant's statement or other exhibit required by
            Rule 12b-25(c) has been attached if applicable.



                                    PART III

                                   NARRATIVE

    State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

    The Company and Auditor require additional time to finalize the 10-KSB for the period ended September 30, 2007.

    We thank you in advance.

                                By:/s/Paul B. Kravitz
                                   ---------------------------
                                   Paul B. Kravitz
                                   Chief Executive Officer

                                    PART IV

                               OTHER INFORMATION

    (1) Name and telephone number of person to contact in regard to this notification:

Paul B. Kravitz             561-750-1100
----------------            ------------------------------
(Name)                      (Area Code) (Telephone Number)

    (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such other shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         [x] Yes   [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes   [x] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                Med-Gen, Inc.
                --------------------------------------------
                [Name of Registrant as Specified in Charter]


   Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: December 28, 2007         By:/s/ Paul B. Kravitz
                                   ---------------------------
                                   Paul B. Kravitz
                                   Chief Executive Officer